Exhibit 99.1

YAHOO! GRANTED FAVORABLE RULING IN MEXICO CITY SUPERIOR COURT OF JUSTICE

SUNNYVALE, Calif., May 16, 2013 – Yahoo! Inc. (NASDAQ: YHOO) today announced that the Superior Court of Justice for the Federal District in Mexico has granted the company’s appeal and reversed the ruling of the 49th Civil Court of Mexico, which had entered a non-final judgment of $2.75 billion against Yahoo! and Yahoo! Mexico on November 28, 2012.

The appellate decision overturned all monetary awards against Yahoo! Inc. and reduced the monetary award against Yahoo! Mexico to $172,500. Yahoo! Mexico was awarded $2.6 million in the original judgment, and this award was confirmed by the appellate decision. The plaintiffs may appeal this decision.

The appellate decision pertains to the lawsuit filed by World Wide Directories, S.A. de C.V. and Ideas Interactivas, S.A. de C.V. against Yahoo! Mexico and Yahoo Inc. in 2011. On December 12, 2012, and December 13, 2012, respectively, Yahoo! Mexico and Yahoo! Inc. appealed the judgment to a three-magistrate panel of the Superior Court of Justice for the Federal District.

About Yahoo!

Yahoo! is focused on making the world’s daily habits inspiring and entertaining. By creating highly personalized experiences for our users, we keep people connected to what matters most to them, across devices and around the world. In turn, we create value for advertisers by connecting them with the audiences that build their businesses. Yahoo! is headquartered in Sunnyvale, Calif., and has offices located throughout the Americas, Asia Pacific (APAC) and the Europe, Middle East and Africa (EMEA) regions. For more information, visit the pressroom (pressroom.yahoo.net) or the company’s blog (yodel.yahoo.com).

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